QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.10

*** Text Omitted and Filed Separately
Confidential Treatment Requested Under
17 C.F.R. §§ 200.80(b)(4) and 230.406

BIOSYN—FAVRILLE

SUPPLY AGREEMENT

        THIS AGREEMENT is made on: November 12, 2004 (the "Effective Date")

BETWEEN:

        1.     FAVRILLE, Inc., a Delaware corporation, having offices at 10421 Pacific Center Court, San Diego, California, 92121 (along with its Affiliates, "FAVRILLE"); and

        2.     Biosyn Arzneimittel GmbH, a company incorporated in Germany, whose registered office is at Schorndorfer Strasse 32, D-70734 Fellbach, Germany (along with its Affiliates, "BIOSYN" and, collectively with FAVRILLE, the "PARTIES").

WHEREAS:

        A.    BIOSYN is a pharmaceutical company engaged in the marketing and development of pharmaceuticals, including pharmaceuticals for treating and preventing a number of diseases and conditions. BIOSYN is also engaged in the manufacturing of keyhole limpet hemocyanin ("KLH" as defined further below).

        B.    BIOSYN has agreed to manufacture and sell KLH to FAVRILLE and FAVRILLE has agreed to purchase KLH from BIOSYN subject to the terms below.

        C.    BIOSYN has a Drug Master File (DMF) filed with the FDA for KLH.

        THIS AGREEMENT WITNESSES as follows:

        1.    INTERPRETATION.

          1.1.  In this Agreement

            "Affiliate" means any corporation, association or other entity, which directly or indirectly controls, is controlled by or is under common control with a party. As used in this definition, the term control shall mean direct or indirect beneficial ownership of more than 50% of the voting or equity interest in such corporation or other business entity.

            "biosyn KLH" means the form of KLH manufactured by BIOSYN corresponding to and having the specifications detailed on the Data Sheet attached hereto as Schedule 1 and incorporated by reference herein;

            "Certificate of Analysis" shall have the meaning set forth in clause 2.3;

            "Confidential Information" means all materials, know-how, trade secrets or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party's technology, Vaccines or business, which is designated as confidential in writing by such Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such information is disclosed by such Party to the other Party. Notwithstanding the foregoing, information that is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of the disclosing Party if the disclosing Party, within 30 days after such disclosure, delivers to the other Party a written communication describing the information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made. Notwithstanding the foregoing, Confidential Information of a disclosing Party shall not include information which the receiving Party can demonstrate by competent written proof: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available; (ii) is known by the receiving Party at the time of receiving such information, as evidenced by its written records; (iii) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (iv) is independently developed by the receiving Party without the use of or reference to the disclosing Party's Confidential Information;

            "DMF" means the Drug Master File for biosyn KLH a copy of which has been filed with the FDA;

            "FAVRILLE Requirement" shall have the meaning set forth in Section 2.1.3 below.

            "FDA" means the United States Food and Drug Administration;

            "FD&C Act" means the United States Food, Drug and Cosmetic Act, as amended, and any regulations and guidelines promulgated thereunder;

            "Free Carrier" bears the meaning set out in Incoterms 2000, a copy of the relevant section of which is included as Schedule 3 hereto;

            "GMP" means current Good Manufacturing Practices promulgated by the Division of Manufacturing and Product Quality of the FDA;

            "IND" means an Investigational New Drug Application (as more fully defined in 21 C.F.R. 312) and all amendments and supplements thereto filed with the FDA;

            "KLH" means Keyhole Limpet Hemocyanin, a protein from the giant limpet Megathura crenulata;

            "Materials" means, collectively, all raw materials, ingredients and packaging components required to produce biosyn KLH in accordance with the Specifications;

            "NDA" means a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) or Biologics Licensing Application (as more fully defined in 21 C.F.R. 601) and all amendments and supplements to any of the foregoing filed with the FDA;

            "Regulatory Approval" means approval by the FDA of any applicable filing and satisfaction of any related applicable FDA registration and notification requirements, if any, required to market and sell a Vaccine in the U.S.;

            "Specifications" means the characteristics, processing, formulae, labeling and packaging requirements and standards pertaining to the manufacture or supply of biosyn KLH that are set forth in Data Sheet attached as Schedule 1 hereto, as it may be amended or supplemented from time to time pursuant to clause 2.5;

            "Term" means the first ninety-six (96) months of this Agreement running from the Effective Date for a period of ninety-six (96) months. Thereafter, the Agreement will automatically extend for successive additional twelve (12) month periods unless, by written notice given at least thirty (30) days prior to the expiration of any such period, either party elects to cause the Agreement to terminate at the end of the then current period;

            "Technology" means intellectual property rights and technology necessary for the manufacture, use or sale of Vaccines;

            "Third Party" means any entity other than FAVRILLE or BIOSYN;

            "Vaccine" means KLH and any active immuno-therapy or other KLH-conjugate therapy developed by FAVRILLE;

            "Year" means calendar year, first month being January and the last month being December.

          1.2.  In this Agreement, a reference to:

            1.2.1. a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the Parties;

            1.2.2. persons includes a reference to any body corporate, unincorporated association or partnership;

            1.2.3. a person includes a reference to that person's legal personal representatives, successors and permitted assigns;

            1.2.4. a Clause or Schedule, unless the context otherwise requires, is a reference to a clause or schedule of this Agreement;

            1.2.5. an agreement or other document is a reference to that agreement or documents as from time to time supplemented or amended.

          1.3.  The headings in this Agreement shall not affect the interpretation of this Agreement.

        2.    OBLIGATIONS OF BIOSYN.

          2.1.  BIOSYN shall:

            2.1.1. fulfill all orders made by FAVRILLE for biosyn KLH during the Term. Orders by FAVRILLE shall be fulfilled promptly, and in any event on or prior to the delivery date specified in the applicable purchase order (in substantially the form set out in Schedule 2);

            2.1.2. maintain sufficient manufacturing and supply capacity so as to enable it to comply with this clause 2;

            2.1.3. provide a [...***...] of biosyn KLH to FAVRILLE ("FAVRILLE Requirement") and such additional quantities as FAVRILLE may, in its discretion, request pursuant to purchase orders submitted to BIOSYN hereunder during the Term;

            2.1.4. provide the FAVRILLE Requirement as [...***...] with [...***...] of biosyn KLH in approximately [...***...] total volume and [...***...] with [...***...] of biosyn KLH in approximately [...***...]. The first [...***...] with [...***...] shall be delivered to FAVRILLE within [...***...] of the Effective Date. The remaining [...***...] with [...***...] shall be delivered to FAVRILLE in [...***...]. The first [...***...] with [...***...] shall be delivered to FAVRILLE on or before [...***...] and the second shipment [...***...] with [...***...] shall be delivered to FAVRILLE on or before [...***...]. The Parties agree that the Certificate of Analysis and referenced shelf life for the FAVRILLE Requirement will be that of a [...***...]; provided, however, that all [...***...] will be marked [...***...], that all vials supplied will have a minimum of [...***...] shelf life, and that there will be a letter amendment to Certificate of Analysis of the form attached hereto as Exhibit A. All other aspects of the biosyn KLH, including, but not limited to the closure, will be that of a [...***...].

            2.1.5. ensure that all biosyn KLH supplied to FAVRILLE is acquired and manufactured in accordance with GMP, applicable Regulatory Approval(s) and all other applicable requirements of the FDA and other governmental agencies and complies

*CONFIDENTIAL TREATMENT REQUESTED*

      in all respects (including with regard to its manufacture) with the Specifications and the DMF.

            2.1.6. provide FAVRILLE reasonable access two days per year to the DMF at the facilities of BIOSYN in Fellbach, Germany; provided, however, that BIOSYN shall provide FAVRILLE additional access to the DMF if FAVRILLE reasonably believes that is necessary to confirm that the DMF is consistent with the Specifications for biosyn KLH. This access shall be limited to those sections of the DMF relating to the characterization and analytical processing necessary to confirm that DMF is consistent with the Specifications for biosyn KLH to be supplied to FAVRILLE. In addition, BIOSYN will provide FAVRILLE any updates, correspondence from the FDA relating to those sections of the DMF and any other correspondence relating to GMP compliance.

          2.2.  BIOSYN may:

            2.2.1. in its discretion, perform its obligations under this Agreement, in whole or in part, through biosyn Corporation, having an office at 5939 Darwin Courts, Suite 114, Carlsbad, CA 92008 a California corporation; provided, however, that BIOSYN shall remain fully responsible for the performance of BIOSYN Corporation and that Corporation will be subject to the terms and conditions of this Agreement to the same extent as BIOSYN.

          2.3.  BIOSYN shall perform such quality control and quality assurance testing prior to shipment of biosyn KLH to FAVRILLE as is reasonably required to ensure that the biosyn KLH delivered to FAVRILLE hereunder comply with the Specifications, GMP, applicable Regulatory Approval(s) and all other applicable laws, rules and regulations governing the manufacture, packaging, labeling, use or sale of biosyn KLH, including, without limitation, the FD&C Act. With each shipment of biosyn KLH to FAVRILLE hereunder, BIOSYN shall provide FAVRILLE with a written certificate of analysis (i) confirming that BIOSYN has performed such tests on each batch of biosyn KLH in such shipment as required by the Specifications or applicable law; (ii) containing the quality control and quality assurance test results for each batch shipped; and (iii) confirming that such biosyn KLH conforms to the Specifications (each, a "Certificate of Analysis").

          2.4.  BIOSYN shall be responsible for obtaining, at its own expense, sufficient quantities of Materials necessary for the manufacture of FAVRILLE's requirements of biosyn KLH. The Materials used to manufacture biosyn KLH hereunder will conform to the applicable Specifications, and BIOSYN shall verify such conformity in accordance with the testing standards and procedures specified herein.

          2.5.  BIOSYN shall not make any changes to the Specifications without the prior written consent of FAVRILLE. In addition, BIOSYN shall obtain FAVRILLE's prior written consent before it implements any change in the manufacturing site or the Materials, equipment, process or procedures used to manufacture biosyn KLH that would constitute a major change under GMP.

          2.6.  BIOSYN shall complete a GMP stability study to confirm [...***...] stability of the [...***...] biosyn KLH, within [...***...] of the Effective Date.

          2.7.  BIOSYN shall make arrangements for, and shall implement, the imprinting of lot numbers and expiration dates for all biosyn KLH shipped hereunder. Such lot numbers and expiration dates shall be affixed with labels on the vials containing biosyn KLH and on the shipping carton for such vials as required by GMP and applicable Regulatory Approval(s) with content and format to be agreed upon by the Parties, similar to that on Schedule 4.

          2.8.  [...***...]

          2.9.  [...***...]

          2.10. BIOSYN shall, at its own expense, obtain and maintain the necessary permits required for its acquisition, manufacture and supply of biosyn KLH in accordance with this Agreement, including all required facility licenses.

          2.11. BIOSYN shall maintain the DMF in accordance with the requirements of the FDA. BIOSYN agrees to use its commercially reasonable efforts to assist FAVRILLE in obtaining regulatory approval of Vaccines from the FDA. BIOSYN

*CONFIDENTIAL TREATMENT REQUESTED*

    specifically agrees to cooperate with any inspection by the FDA, including, but not limited to, any inspection prior to regulatory approval.

          2.12. BIOSYN shall not employ, contract with, or retain any person, directly or indirectly, in any capacity associated with or related to the performance of BIOSYN's obligations under this Agreement who has been debarred or suspended by the FDA under 21 U.S.C. § 335a, and shall not employ, contract with, or retain any person who has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the FD&C Act.

        3.    OBLIGATIONS OF FAVRILLE.

          3.1.  FAVRILLE shall procure the FAVRILLE Requirement from BIOSYN and such additional quantities as FAVRILLE may, in its discretion, request pursuant to purchase orders submitted to BIOSYN hereunder during the Term of this Agreement.

          3.2.  Following FDA approval and during the Term, at the beginning of each quarter, more specifically within the first month, FAVRILLE shall place an order for the biosyn KLH.

          3.3.  [...***...]

          3.4.  Following FDA approval and thereafter during the Term, of the KLH purchased by FAVRILLE for the manufacture and sale of Vaccine, not less than [...***...]. The obligation of FAVRILLE to purchase the FAVRILLE Requirement [...***...] from BIOSYN shall be subject to BIOSYN's ability to provide the quantity and quality of KLH required by FAVRILLE. [...***...] provided, however, FAVRILLE and BIOSYN may discuss alternative terms, including but not but not limited to pricing, [...***...] the amount of [...***...]. For the purposes of this clause 3.4, "[...***...]" shall include but not be limited to, [...***...].

          3.5.  FAVRILLE shall pay for all freight, duty and associated taxes, including insurance, for the delivery of biosyn KLH to FAVRILLE in accordance with the applicable purchase order and FAVRILLE's specific shipping instructions.

          3.6.  FAVRILLE shall pay all amounts due under this Agreement in accordance with clause 5.

*CONFIDENTIAL TREATMENT REQUESTED*

        4.    ORDERS FOR BIOSYN KLH.

          4.1.  All orders for biosyn KLH will be placed by FAVRILLE in writing and shall be in substantially the form set out in Schedule 2.

          4.2.  The biosyn KLH shall be supplied to FAVRILLE by BIOSYN in accordance with the terms of this Agreement. Within seven (7) days of receipt of any purchase order from FAVRILLE, BIOSYN shall acknowledge in writing such receipt and acceptance of such order, subject to the terms of clauses 2.1 and 2.2. The biosyn KLH delivered pursuant to this Agreement will be suitably packaged, marked for shipment and delivered in accordance with FAVRILLE's specifications and preceded or accompanied by a Certificate of Analysis. BIOSYN shall procure insurance, in an amount sufficient to cover the value of the contents, for all shipments and shall invoice FAVRILLE for the cost of such insurance.

          4.3.  FAVRILLE may reject all or any part of any order of biosyn KLH which:

            4.3.1. has not been manufactured in accordance with the specifications set out in the DMF filed with the FDA;

            4.3.2. is not of GMP quality; or

            4.3.3. does not comply with the Specifications, the Certificate of Analysis or any description applied to it and supplied by BIOSYN to FAVRILLE.

        The notice of rejection shall be given by FAVRILLE within 30 days of actual receipt of the order (including the Certificate of Analysis) by FAVRILLE at the address for delivery specified in the purchase order provided by FAVRILLE, except that if, after such 30-day period, FAVRILLE discovers that it has a basis for rejection of any biosyn KLH and the nature of such basis for rejection is such that it could not have been discovered through the exercise of reasonable diligence within 30 days of FAVRILLE's receipt of such biosyn KLH, FAVRILLE may give notice of rejection within 15 days of discovery of such latent defect. Within 15 days of receipt of any notice of rejection, BIOSYN will supply replacement biosyn KLH to FAVRILLE at no additional cost. Within 15 days of receiving any notice of rejection, BIOSYN will respond to FAVRILLE stating whether it accepts or disputes the rejection. If BIOSYN disputes the rejection, the Parties will refer such dispute to a mutually acceptable independent Third Party laboratory. Such independent laboratory shall analyze the applicable biosyn KLH and shall determine whether such biosyn KLH was properly rejected. The Parties agree that such independent laboratory's determination shall be final and binding upon the Parties. The Party against whom the independent laboratory rules shall bear the costs of analysis by such independent laboratory, and if such laboratory determines that FAVRILLE's rejection of biosyn KLH was incorrect, FAVRILLE will pay for both the initially rejected and replacement biosyn KLH.

          4.4.  All orders of biosyn KLH shall be supplied and delivered to FAVRILLE by BIOSYN Free Carrier BIOSYN's manufacturing facility, subject to the terms of clause 4.2.

          4.5.  Title and risk in respect of biosyn KLH supplied by BIOSYN to FAVRILLE shall pass on completion of delivery in accordance with clause 4.4 above, subject to the terms of clauses 4.2 and 4.3.

        5.    MILESTONES, PRICE AND PAYMENTS.

          5.1.  Based on the completion of the following milestone events, FAVRILLE shall pay to BIOSYN the following milestone payments:

            5.1.1. Upon the execution of the Agreement and the grant of the licenses herein, FAVRILLE shall pay to BIOSYN an initial milestone of [...***...];

            5.1.2. Upon the completion of a GMP, stability study, confirming at least [...***...] stability for the [...***...] biosyn KLH, FAVRILLE shall pay to BIOSYN a milestone of [...***...];

            5.1.3. Upon the filing of a NDA by FAVRILLE for its Vaccine with the FDA, FAVRILLE shall pay to BIOSYN a milestone of [...***...];

            5.1.4. Upon the first commercial sale of the FAVRILLE Vaccine, following marketing approval by the FDA, FAVRILLE shall pay BIOSYN a milestone of [...***...].

          5.2.  The price to be paid by FAVRILLE to BIOSYN for the FAVRILLE Requirement of biosyn KLH and additional biosyn KLH purchased by FAVRILLE shall be [...***...] per [...***...] and [...***...] per [...***...]; provided, however, upon FAVRILLE's request, pursuant to purchase orders submitted to BIOSYN, for greater than [...***...] of biosyn KLH during [...***...], the price to be paid by FAVRILLE for biosyn KLH shall be reduced to [...***...].

          5.3.  BIOSYN shall invoice FAVRILLE for [...***...] of each order, other than the FAVRILLE Requirement, at the time of receiving such order. Each such invoice shall be payable within [...***...] of receipt by FAVRILLE.

          5.4.  Payment for any shipment of biosyn KLH accepted by FAVRILLE (net of the amount previously paid pursuant to clause 5.3) and expenses incurred by BIOSYN under clause 5.2 with respect to such shipment shall be made by FAVRILLE to BIOSYN within [...***...] of the later of (a) FAVRILLE's receipt of such shipment of biosyn KLH at the address specified in the purchase order provided by FAVRILLE or (b) FAVRILLE's receipt of the applicable invoice for such shipment.

          5.5.  FAVRILLE shall pay BIOSYN for any special requests by FAVRILLE for biosyn KLH characterization, or any other requests for services not expressly provided for in this Agreement at a price to be negotiated by the Parties.

*CONFIDENTIAL TREATMENT REQUESTED*

          5.6.  All amounts due and payable under this Agreement shall be made in United States currency.

          5.7.  If any undisputed amounts due hereunder are not paid when due, the unpaid balance shall accrue interest at the rate of 1.5% per month until paid in full (not to exceed the maximum interest rate permissible under applicable law).

        6.    BIOSYN LICENSE.

          6.1.  In consideration of the obligations undertaken by FAVRILLE in this Agreement, BIOSYN hereby grants FAVRILLE a non-exclusive license, including the right to sublicense, under the biosyn KLH Technology, to develop, make, have made, use, sell, have sold, offer for sale and import Vaccines.

          6.2.  At the request of FAVRILLE, BIOSYN shall provide to the FDA appropriate letters of access and/or reference (as FAVRILLE in its discretion directs) to the DMF ("Cross Reference Letter") authorizing FAVRILLE to reference the DMF for the purpose of obtaining and maintaining regulatory approvals for Vaccines.

            6.2.1. FAVRILLE will provide the following information to BIOSYN for cross-reference letter issuance:

            Title of the IND/NDA; Name and Address of IND/NDA Holder; IND/NDA number.

            Name and address of specific FDA reviewer, if available.

          6.3.  BIOSYN will deliver to the FDA and copy to FAVRILLE, the Cross Reference Letter, within 4 weeks from the date of request.

        7.    CONFIDENTIALITY.

          7.1.  During the Initial Term and for five (5) years after expiration or termination of this Agreement, each party shall hold in strictest confidence, shall not use or disclose to any Third Party, and shall take all necessary and reasonable precautions to secure any Confidential Information of the disclosing party, whether disclosed to by the disclosing party before or after execution of this Agreement. Disclosure of such information shall be restricted solely to employees, agents, consultants, and representatives who have been advised of their obligation with respect to Confidential Information. Each party shall be responsible for any breach of this clause 7.1 by its employees, agents, consultants and representatives. Each party may disclose Confidential Information of the disclosing party to the extent such disclosure is reasonably necessary in the following instances: (a) in regulatory filings and correspondence in support of an application for approval to market any Vaccine or maintenance of any such marketing approvals; (b) complying with applicable court orders or governmental regulations; and (c) disclosure to affiliates, licensees, employees, consultants, agents or other third parties in connection with due diligence or similar investigations by such Third Parties or the development or commercialization of Vaccines, provided that any such person or entity agrees in writing to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this clause 7.1.

    Notwithstanding the foregoing, in the event a party is required to make a disclosure of the disclosing party's Confidential Information, it will give reasonable advance notice to the disclosing party of such disclosure and cooperate with the disclosing party's efforts to secure confidential treatment of such information.

        8.    REPRESENTATIONS AND WARRANTIES

          8.1.  Each Party represents and warrants to the other Party that: (a) such Party is duly organized, validly existing, and in good standing under the laws of the place of its establishment or incorporation; (b) such Party has taken all action necessary to authorize it to enter into this Agreement and perform its obligations under this Agreement; (c) this Agreement will constitute the legal, valid and binding obligation of such Party; and (d) neither the execution of this Agreement nor the performance of such Party's obligations hereunder will conflict with, result in a breach of, or constitute a default under any provision of the organizational documents of such Party, or of any law, rule, regulation, authorization or approval of any government entity, or of any agreement to which it is a party or by which it is bound.

          8.2.  BIOSYN represents and warrants to FAVRILLE that all biosyn KLH delivered hereunder shall, upon delivery to FAVRILLE: (a) conform to the applicable Specifications and comply with applicable U.S. laws, rules and regulations, including, without limitation, current GMPs and applicable Regulatory Approval(s); (b) be free and clear of any and all liens and encumbrances; and (c) neither be adulterated or misbranded within the meaning of the FD&C Act, nor be articles that, under the provisions of Sections 404 and 505 of the FD&C Act, may not be introduced into interstate commerce. BIOSYN further represents and warrants that: (i) the use of the biosyn KLH by FAVRILLE as contemplated by this Agreement will not infringe on or misappropriate the intellectual property or other rights of any Third Party; and (ii) BIOSYN has not received any citations with respect to its manufacturing facilities including, without limitation, FDA Form 483 warning letters, and is not currently subject to an FDA consent decree or other regulatory action impacting the manufacture of the biosyn KLH by BIOSYN under this Agreement.

        9.    TERM.

        This Agreement shall (unless terminated at an earlier date pursuant to clause 10), shall continue in force until the end of the Term.

        10.    TERMINATION.

          10.1. A Party may terminate this Agreement under the following circumstances: (a) for material breach of this Agreement by the other Party upon sixty (60) days' written notice specifying the nature of the breach, if such breach has not been cured within such sixty (60) day period; or (b) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceeding for the settlement of such Party's debts, upon the other Party making an assignment for the benefit of creditors, or upon the other Party's dissolution or ceasing to do business.

          10.2. In the event of termination of this Agreement, BIOSYN agrees that it will not withdraw supplies of biosyn KLH required for the completion of any clinical trial for the Vaccines conducted by FAVRILLE pending at the time of BIOSYN's notice of termination, so long as FAVRILLE is not in violation of clauses 3 or 5.

          10.3. Termination or expiration of this Agreement shall not (a) affect any other rights of either Party which may have accrued up to the date of such termination or expiration or (b) relieve FAVRILLE of its obligation to pay to BIOSYN sums due in respect of biosyn KLH delivered prior to termination or expiration of this Agreement. Clauses 2, 5 and 6 will survive termination or expiration of this Agreement solely with respect to biosyn KLH supplied by BIOSYN prior to such termination or expiration, or pursuant to clause 10.2. In addition, clauses 1, 6, 7, 10.2, 10.3, 11, 13, 14, 15, 16, 17, 18, and 19 will survive termination or expiration of this Agreement.

        11.    COSTS.

        Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs of and incidental to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

        12.    FURTHER ASSURANCE.

        Each Party shall at its own cost do and execute or procure to be done and executed all necessary acts, agreements, documents and things reasonably within its power to give effect to this Agreement.

        13.    DISCLAIMERS

          13.1. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BIOSYN DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND RELATING TO biosyn KLH WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          13.2. EXCEPT FOR LIABILITY FOR BREACH OF CLAUSE 2.1.7 or 3.3, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, OR EXEMPLARY DAMAGES ARISING OUT OF THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR BUSINESS INTERRUPTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this clause 13.2 shall not be construed to limit either Party's indemnification obligations under clause 14.

        14.    INDEMNIFICATION

          14.1. FAVRILLE agrees to indemnify, hold harmless and defend BIOSYN, its affiliates and their respective directors, officers, employees and agents (the "BIOSYN Indemnitees") from and against any and all Third Party claims, suits, losses, damages, costs, fees and expenses (collectively, "Claims") resulting from or arising out of (i) the use of biosyn KLH supplied to FAVRILLE hereunder (except to the extent that such Claim arises out of a manufacturing defect in the biosyn KLH or any breach by BIOSYN of its obligations, warranties, or representations under this Agreement); (ii) the gross negligence or willful misconduct of FAVRILLE or its officers, directors, employees, or agents; or (iii) FAVRILLE's breach of its obligations, warranties or representations under this Agreement. Such indemnity shall not apply to the extent that BIOSYN has an indemnity obligation for such Claim pursuant to clause 14.2 or if BIOSYN fails to comply with the indemnification procedures set forth in clause 14.3.

          14.2. BIOSYN agrees to indemnify, hold harmless and defend FAVRILLE, its affiliates and their respective directors, officers, employees and agents (the "FAVRILLE Indemnitees") from and against any and all Claims resulting from or arising out of (i) the gross negligence or willful misconduct of BIOSYN or its officers, directors, employees, or agents; or (ii) BIOSYN's breach of its obligations, warranties or representations under this Agreement. Such indemnity shall not apply to the extent that FAVRILLE has an indemnity obligation for such Claim pursuant to clause 14.2 or if FAVRILLE fails to comply with the indemnification procedures set forth in clause 14.3.

          14.3. If either Party is entitled to indemnification under this clause 14 (the "Indemnified Party"), it shall give written notice to the Party providing indemnification (the "Indemnifying Party") of any Claim that may be subject to indemnification promptly after learning of such Claim, and the Indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If such defense is assumed by the Indemnifying Party with counsel so selected, the Indemnifying Party will not be subject to any liability for any settlement of such Claim made by the Indemnified Party without the Indemnifying Party's consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the Indemnified Party with respect to such Claim.

        15.    GENERAL.

          15.1. This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous agreements or understandings, written or oral, with respect to the subject matter hereof.

          15.2. No modification of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties.

          15.3. The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy or the exercise of any other right or remedy.

          15.4. Except as expressly provided in this Agreement the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

          15.5. Any date, time or period referred to in this Agreement is of the essence except only to the extent of which the Parties agree in writing to vary it in which event the varied date, time or period is of the essence.

          15.6. Nothing in this Agreement be construed as creating a partnership between the Parties or as constituting either Party as the agent of the other Party for any purpose whatsoever and neither Party shall have the authority or power to bind the other Party or to contract in the name of or create a liability against the other Party in any way or for any purpose.

          15.7. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

        16.    ASSIGNMENT.

        Except as provided in clause 2.2.1, neither Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement except with the prior written consent of the other Party; provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

        17.    NOTICES.

          17.1. Any notice or other communication under or in connection with this Agreement shall be in writing in the English language and shall be delivered personally or sent by first class post pre-paid recorded delivery and air mail or by telefax, to the Party due to receive the notice or communication at its address set forth below or such other address as either Party may specify by notice in writing to the other.

If to BIOSYN:	biosyn Arzneimittel GmbH Schorndorfer Strasse 32 D-70734 Fellbach, Germany Attention: Facsimile:
If to FAVRILLE:	FAVRILLE, Inc. 10421 Pacific Center Court San Diego, CA 92121

Attention: Tamara A. Seymour Facsimile: (858) 597-7040

          17.2. In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

            17.2.1. if delivered personally, when left at the address referred to in clause 16.1;

            17.2.2. if sent by mail other than air mail, six (6) days after posting it;

            17.2.3. if sent by air mail, six (6) days after posting it; and

            17.2.4. if sent by telefax, when clearly received in full.

        18.    GOVERNING LAW AND JURISDICTION.

          18.1. This Agreement is governed by, and shall be construed in accordance with the laws of the State of California, U.S.A., excluding its conflicts of laws principles.

          18.2. Each Party irrevocably waives any objection which it might at any time have to the state and federal courts located in the State of California, U.S.A. being nominated as the forum to hear and determine any proceedings and to settle any disputes and agrees not to claim that such courts are not a convenient or appropriate forum.

          18.3. Each Party agrees that the process by which any proceedings are begun in California may be served on either Party by being delivered in accordance with clause 17. Nothing contained in this paragraph shall affect the right to serve process in any other manner permitted by law.

          18.4. This Agreement is drawn up in the English language and if this Agreement is translated into any language other than the English language this version shall prevail.

        19.    COUNTERPARTS.

        This Agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original, but all the counterparts together shall constitute one and the same instrument.

        As WITNESS the hands of the Parties or their duly authorized representatives the day and year first above written.

  Signed by: /s/ John P. Longenecker
  for and behalf of
  FAVRILLE, Inc.

  Signed by: /s/ S.N. Muddukrishna, Ph.D.
  for and behalf of
  BIOSYN ARZNEIMITTEL GmbH

Schedule 1

Data Sheet

[...***...]

*CONFIDENTIAL TREATMENT REQUESTED*

[...***...]

*CONFIDENTIAL TREATMENT REQUESTED*

[...***...]

*CONFIDENTIAL TREATMENT REQUESTED*

Schedule 2

Purchase order

TO:	biosyn Corporation 5939 Darwin Courts, Suite 114 Carlsbad, CA 92008
FROM:	FAVRILLE, Inc. 10421 Pacific Center Court San Diego, Ca 92121

Please find below an order for biosyn KLH made in accordance with the terms of the Supply Agreement entered into between us on November 12, 2004, 2004.

Date of order:

Quantity of order:

Delivery Date: within 90 days from date of order

Address in the USA for delivery:

Price:

Please confirm your acceptance of this order within 7 days of the date hereof by completing the acceptance form below and returning it to us, for the attention of by fax (fax number).

Signed For and on behalf of FAVRILLE, Inc.
Date, Place

Order acceptance by biosyn Arzneimittel GmbH
Signed For and on behalf biosyn Arzneimittel GmbH
Date, Place

Schedule 3

Free Carrier

        "Free Carrier" means that the seller fulfils his obligation to deliver when he has handed over the goods, cleared for export, into the charge of the carrier named by the buyer at the named place or point. If no precise point is indicated by the buyer, the seller may chose within the place or range stipulated where the carrier shall take the goods into his charge. When, according to commercial practice, the seller's assistance is required in making the contract with the carrier (such as in rail or air transport) the seller may act at the buyer's risk and expense.

        This term may be used for any mode of transport, including multimodal transport.

        "Carrier" means any person who, in a contract of carriage, under-takes to perform or to procure the performance of carriage by rail, road, sea, air, inland waterway or buy a combination of such modes. If the buyer instructs the seller to deliver the cargo to a person, e.g. a freight forwarder who is not a "carrier", the seller is deemed to have fulfilled his obligation to deliver the goods when they are in the custody of that person.

        "Transport terminal" means a railway terminal, a freight station, a container terminal or yard, a multipurpose cargo terminal or any similar receiving point.

        "Container" includes any equipment used to unitise cargo, e.g. all types of containers and/or flats, whether ISO accepted or not, trailers, swap bodies, ro-ro equipment, igloos, and applies to all modes of transport.

A. The seller must

A.1 Provision of goods In conformity with the contract

        Provide the goods and the commercial invoice, or its equivalent electronic message, in conformity with the contract of sale and any other evidence of conformity which may be required by the contract.

A.2 Licenses, authorizations and formalities

        Obtain at his own risk and expense any export license or other official authorization and carry out all customs formalities necessary for the exportation of the goods.

A.3 Contract of carriage and insurance

  a)
  Contract of carriage

      No obligation. However, if requested by the buyer or if it is commercial practice and the buyer does not give an instruction to the contrary in due time, the seller may contract for carriage on usual terms at the buyer's risk and expense. The seller may decline to make the contract and, if he does, shall promptly notify the buyer accordingly.

  b)
  Contract of insurance

      No obligation.

A.4 Delivery

        Deliver the goods into the custody of the carrier or another person (e.g. a freight forwarder) named by the buyer, or chosen by the seller in accordance with A.3.a), at the named place or point (e.g. transport terminal or other receiving point) on the date or within the period for delivery and in the manner agreed or customary at such point. If no specific point has been agreed, and if there are several points available, the seller may select the point at the place of delivery which best suits his purpose. Failing precise instructions from the buyer, the seller may deliver the goods to the carrier in such a manner as the transport mode of that carrier and the quantity and/or nature of the goods may require.

        Delivery to the carrier is completed:

          I)     In the case of rail transport when the goods constitute a wagon load (or a container load carried by rail) the seller has to load the wagon or container in the appropriate manner. Delivery is completed when the loaded wagon or container is taken over by the railway or by another person acting on its be-half.

  When the goods do not constitute a wagon or container load, delivery is completed when the seller has handed over the goods at the railway receiving point or loaded them into a vehicle provided by the railway.

          II)   In the case of road transport when loading takes place at the seller's premises, delivery is completed when the goods have been loaded on the vehicle provided by the buyer.

  When the goods are delivered to the carrier's premises, delivery is completed when they have been handed over to the road carrier or to another person acting on his behalf.

          III)  In the case of transport by inland waterway when loading takes place at the seller's premises, delivery is completed when the goods have been loaded on the carrying vessel provided by the buyer.

  When the goods are delivered to the carrier's premises, delivery is completed when they have been handed over to the inland waterway carrier or to another person acting on his behalf.

          IV)  In the case of sea transport when the goods constitute a full container load (FCL), delivery is completed when the loaded container is taken over by the sea carrier. When the container has been carried to an operator of a transport terminal acting on behalf of the carrier, the goods shall be deemed to have been taken over when the container has entered into the premises of that terminal.

  When the goods are less than a container load (LCL), or are not to be containerised, the seller has to carry them to the transport terminal. Delivery is completed when the goods have been handed over to the sea carrier or to another person acting on his behalf.

          V)   In the case of air transport, delivery is completed when the goods have been handed over to the air carrier or to another person acting on his behalf.

          VI)  In the case of unnamed transport, delivery is completed when the goods have been handed over to the carrier or to another person acting on his behalf.

          VII) In the case of multimodal transport, delivery is completed when the goods have been handed over as specified in I)—VI), as the case may be.

A.5 Transfer of risks

        Subject to the provisions of B.5., bear all risks of loss of or damage to the goods until such time as they have been delivered in accordance with A.4.

A.6 Division of costs

        Subject to the provisions of B.6

  —
  pay all costs relating to the goods until such time as they have been delivered to the carrier in accordance with A.4.;

  —
  pay the costs of customs formalities as well as all duties, taxes, and other official charges payable upon exportation.

A.7 Notice to the buyer

        Give the buyer sufficient notice that the goods have been delivered into the custody of the carrier. Should the carrier fail to take the goods into his charge at the time agreed, the seller must notify the buyer accordingly.

A.8 Proof of delivery, transport document or equivalent electronic message

        Provide the buyer at the seller's expense, if customary, with the usual document in proof of delivery of the goods in accordance with A.4.

        Unless the document referred to in the preceding paragraph is the transport document, render the buyer at the latter's request, risk and expense, every assistance in obtaining a transport document for the contract of carriage (for example, a negotiable bill of lading, a non-negotiable sea waybill, an inland waterway document, an air waybill, a railway consignment note, a road consignment note, or a multimodal transport document).

        When the seller and the buyer have agreed to communicate electronically, the document referred to in the preceding paragraph may be replaced by an equivalent electronic data interchange (EDI) message.

A.9 Checking packaging—marking

        Pay the costs of those checking operations (such as checking quality, measuring, weighing, counting) which are necessary for the purpose of delivering the goods to the carrier. Provide at his own expense packaging (unless it is usual for the particular trade to send the goods of the contract description unpacked) which is required for the transport of the goods, to the extent that the circumstances relating to the transport (e.g. modalities destination) are made known to the seller before the contract of sale is concluded. Packaging is to be marked appropriately.

A.10 Other obligations

        Render the buyer at the latter's request, risk and expense, every assistance in obtaining any documents or equivalent electronic messages (other than those mentioned in A.8) issued or transmitted in the country of delivery and/or of origin which the buyer may require for the importation of the goods and, where necessary, for their transit through another country.

        Provide the buyer, upon request, with the necessary information for procuring insurance.

B. The Buyer Must

B.1 Payment of the price

        Pay the price as provided in the contract of sale.

B.2 Licenses, authorizations and formalities

        Obtain at his own risk and expense any import license or other official authorization and carry out all customs formalities for the importation of the goods and, where necessary, for their transit through another country.

B.3 Contract of carriage

        Contract at his own expense for the carriage of the goods from the named place, except as provided for in A.3.a).

B.4 Taking delivery

        Take delivery of the goods in accordance with A.4.

B.5 Transfer of risks

        Bear all risks of loss of or damage to the goods from the time they have been delivered in accordance with A.4.

        Should he fail to give notice in accordance with B.7., or should the carrier named by him fail to take the goods into his charge, bear all risks of loss of or damage to the goods from the agreed date or the expiry date of any period stipulated for delivery, provided, however, that the goods have been duly appropriated to the contract, that is to say, clearly set aside or otherwise identified as the contract goods.

B.6 Division of costs

        Pay all costs relating to the goods from the time when they have been delivered in accordance with A,4.

        Pay any additional costs incurred, either because he fails to name the carrier, or the carrier named by him fails to take the goods into his charge at the agreed time, or because he has failed to give appropriate notice in accordance with B.7., provided, however, that the goods have been duly appropriated to the contract, that is to say, clearly set aside or otherwise identified as the contract goods.

        Pay all duties, taxes and other official charges as well as the costs of carrying out customs formalities payable upon importation of the goods and, where necessary, for their transit through another country.

B.7 Notice to the seller

        Give the seller sufficient notice of the name of the carrier and, where necessary, specify the mode of transport, as well as the date or period for delivery the goods to him, as the case may be, of the point within the place where the goods should be delivered to the carrier.

B.8 Proof of delivery, transport document or equivalent electronic message

        Accept the proof of delivery in accordance with A.8,

B.9 Inspection of goods

        Pay, unless otherwise agreed, the costs of pre-shipment inspection except when mandated by the authorities of the country of exportation.

B.10 Other obligations

        Pay all costs and charges incurred in obtaining the documents or equivalent electronic messages mentioned in A.1O. and reimburse those incurred by the seller in rendering his assistance in accordance therewith and in contracting for carriage in accordance with A.3.a).

        Give the seller appropriate instructions whenever the seller's assistance in contracting for carriage is required in accordance with A.3.a).

Schedule 4

Label

The label will be 2" × 4" and will display the following information:

Product Name:	VACMUNE® Liquid [...***...] in [...***...] total volume, or; VACMUNE® Liquid [...***...] in [...***...] total volume

Lot Number:

Date of Manufacture:

Expiration Date:

Manufacturer:

*CONFIDENTIAL TREATMENT REQUESTED*

QuickLinks

  Exhibit 10.10
BIOSYN—FAVRILLE SUPPLY AGREEMENT
Schedule 1 Data Sheet
Schedule 2 Purchase order
Schedule 3 Free Carrier
Schedule 4 Label